FIRST PACIFIC MUTUAL FUND, INC.

      ARTICLES OF AMENDMENT

First Pacific Mutual Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (the "Company"), hereby certifies to the State Department of Assessments & Taxation of Maryland that:

FIRST:The Charter of the Company is hereby ammended to change the name of the First Hawaii Municipal Bond Fund to the Hawaii Municipal Fund and the name of the First Hawaii Intermediate Municipal Fund to Hawaii Intermediate Fund.

SECOND:The foregoing amendments to the Charter have been duly approved by at least a majority of the entire Board of Directors of the Company. The amendments are limited to changes expressly permitted to be made without action of the stockholders under Section 2-605 of the Maryland General Corporation Law.

THIRD:The Articles of Amendment will become effective on January 31, 2001.

IN WITNESS WHEREOF, First Pacific Mutual Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf as of this 12th day of December, 2000.


Attest:FIRST PACIFIC MUTUAL FUND, INC.


            /s/ Jean Chun               /s/ Terrence K.H. Lee
      -------------------------      ------------------------
By:             Jean Chun               By: Terrence K.H. Lee

Title: Administrative Manager           Title:President



THE UNDERSIGNED, President of the Company, who executed on behalf of said Company the foregoing Articles of Amendment to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and behalf of said Company, the foregoing Articles of Amendment to the Charter to be the corporate act of said Company and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


/s/ Terrence K.H. Lee
------------------------
Terrence K.H. Lee
President